UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K12G3

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 8, 2023 (May 5, 2023)

INVACARE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15103	38-4264819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Invacare Way, Elyria, Ohio 44035
(Address of principal executive offices) (Zip Code)

(440) 329-6000
(Registrant’s telephone number, including area code)
None
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(Former name or former address, if changed since last report.)
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Securities registered pursuant to Section 12(b) of the Exchange Act: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
As previously disclosed, on January 31, 2023 (the “Petition Date”), Invacare Corporation ( “Old Invacare”) and two of its U.S. direct subsidiaries (collectively, the “Debtors” or “Company Parties”) filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to implement the Restructuring Transactions (as defined below) contemplated by the Restructuring Support Agreement and the Plan (as defined below) (the “Chapter 11 Cases”). On the Petition Date, the Company Parties filed a motion with the Bankruptcy Court seeking to jointly administer the Chapter 11 Cases under the caption “In re: Invacare Corporation, et al. Case No. 23-90068 (CML)” Certain of Old Invacare’s subsidiaries in the United States and Old Invacare’s international subsidiaries, including those in Europe, Canada, Mexico, and in the Asia-Pacific regions were not included in the Chapter 11 filing.
Also, as previously disclosed, on the Petition Date, the Company Parties entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with certain of their prepetition stakeholders (the “Consenting Stakeholders”). Under the Restructuring Support Agreement, the Consenting Stakeholders have agreed, subject to certain terms and conditions, to support a financial restructuring (the “Restructuring”) of the existing debt of, existing equity interests in, and certain other obligations of the Company Parties. On February 2, 2023, the Company Parties filed an initial joint plan of reorganization and on February 15, 2023, the Company Parties filed a related disclosure statement, each consistent with the Restructuring Support Agreement and restructuring term sheet (the “Restructuring Term Sheet”), attached to and incorporated into the Restructuring Support Agreement (such transactions described in, and in accordance with and Restructuring Support Agreement, the Restructuring Term Sheet and the Plan, the “Restructuring Transactions”).
On March 29, 2023, the Company Parties filed the First Amended Joint Plan of Reorganization and First Amended Disclosure Statement (the “Amended Disclosure Statement”). On March 30, 2023, the Bankruptcy Court approved the adequacy of the Amended Disclosure Statement as well as the solicitation and notice procedures with respect to solicitation and confirmation of the Plan, approved the forms of ballots and notices in connection therewith, approved the rights offering procedures and related materials, approved the scheduling of certain dates with respect thereto, and granted related relief. On April 28, 2023 the Company Parties filed the First Amended Joint Chapter 11 Plan of Invacare Corporation and Its Debtor Affiliates (Technical Modifications) (as so amended, the “Plan”) with the Bankruptcy Court.
On April 28, 2023, the Bankruptcy Court entered the Order Confirming the First Amended Joint Plan of Reorganization (the “Confirmation Order”), which approved and confirmed the Plan.
On May 5, 2023 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases without any need for further action or order of the Bankruptcy Court.
In connection with the Restructuring, Old Invacare completed a series of transactions pursuant to which it became a wholly owned subsidiary of Invacare Holdings Corporation, a Delaware corporation (“Invacare” or the “Company”) and conveyed certain of its foreign subsidiaries to a second wholly owned subsidiary of the Company, Invacare International Holdings Corp., a Delaware corporation.
This Current Report on Form 8-K is being filed by the Company as the initial report of the Company to the U.S. Securities and Exchange Commission (the “Commission”) and as notice that the Company is the successor issuer to Old Invacare under Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), are deemed to be registered under Section 12(g) of the Exchange Act. The Company is thereby deemed subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and in accordance therewith will file reports and other information with the Commission. The first periodic report to be filed by the Company with the Commission will be its Quarterly Report on Form 10-Q for the period ending March 31, 2023.

The foregoing descriptions of the Confirmation Order and the Plan do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Confirmation Order, which is attached hereto as Exhibit 2.1, and the Plan, which is attached as an Exhibit to the Confirmation Order, each of which are incorporated herein by reference.
Item 1.01. Entry into a Material Definitive Agreement.
Highbridge Loan Agreement
On May 5, 2023 (the “Closing Date”), Old Invacare and the Company entered into an Amended and Restated Credit Agreement, which Amended and Restated Credit Agreement amends, restates and replaces in its entirety the Credit Agreement, originally dated as of July 26, 2022, among Old Invacare, the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent for the lenders thereunder and GLAS Trust Corporation Limited, as collateral agent for the secured parties thereunder (the “Original Loan Agreement”), (such Amended and Restated Credit Agreement, the “Highbridge Loan Agreement”) with certain funds managed by Highbridge Capital Management, LLC (“Highbridge”), as the lenders (together with the other lenders from time to time party thereto, the “Lenders”), Cantor Fitzgerald Securities as administrative agent and GLAS Trust Company LLC, as collateral agent.
Pursuant to the Highbridge Loan Agreement, Old Invacare is deemed to have borrowed on the Closing Date an aggregate principal amount of $85 million secured term loans, which secured term loans consist of $55.5 million of secured term loans continued from the Original Credit Agreement and $29.5 million of secured term loans converted from secured term loans under the Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of February 2, 2023, among Old Invacare, the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent for the lenders thereunder and GLAS Trust Corporation Limited, as collateral agent for the secured parties thereunder.
The secured term loan is scheduled to mature on May 5, 2027 and accrues interest at an annual rate of Term SOFR + 8.00% or a base rate plus 7.00%. The obligations under the Highbridge Loan Agreement are secured by substantially all assets of Old Invacare and certain subsidiaries of Old Invacare (subject to certain exceptions), subject to intercreditor agreements in connection with the ABL Credit Agreement and the Indentures, and are guaranteed on the Closing Date by certain subsidiaries of Old Invacare in the United States and Canada, and by certain subsidiaries of the Company in United Kingdom, France, the Netherlands, Denmark, Norway, Australia, New Zealand, Switzerland and Luxembourg.
The Company will have the right to prepay the secured term loan at any time, subject to a prepayment premium. Voluntary prepayments and certain mandatory prepayments shall be accompanied by a premium equal to a percentage of the aggregate principal amount of the loans so prepaid: (i) 3% for loans prepaid prior to the first anniversary of the Closing Date, (ii) 2% for loans prepaid on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date and (iii) 1% for loans prepaid on or after the second anniversary of the closing date and prior to the third anniversary of the closing date. The Highbridge Loan Agreement also contains certain customary mandatory prepayments, including an excess cash flow sweep, mandatory prepayments for a percentage of paydowns of a potential future European asset-based lending facility, and mandatory prepayments for certain sales and dispositions of assets by any Loan Party.
The Highbridge Loan Agreement contains customary terms and covenants, including without limitation a financial covenant to maintain a minimum liquidity of $20.0 million and negative covenants, such as limitations on indebtedness, liens, fundamental changes, asset sales, investments and other matters customarily restricted in such agreements. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Highbridge Loan Agreement also contains customary events of default, after which the secured term loan may be due and payable immediately, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, judgments against Old Invacare and its subsidiaries, change in control and lien priority.

The foregoing description of the Highbridge Loan Agreement is qualified in its entirety by reference to the Highbridge Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
ABL Loan and Security Agreement
In connection with the emergence from the Chapter 11 Cases, on May 5, 2023, the Company entered into a Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, certain of the Company’s direct and indirect North American subsidiaries (the “ABL Borrowers”), certain other of the Company’s direct and indirect North American subsidiaries (together with the Company, the “ABL Guarantors”), Invacare International Holdings Corp., and White Oak ABL, LLC and White Oak Commercial Finance, LLC (together, the “ABL Lenders”). White Oak Commercial Finance, LLC is the administrative agent and the collateral agent under the Loan and Security Agreement.
The Loan and Security Agreement provides for an asset-based lending senior secured revolving credit facility of up to $40,000,000, including letters of credit, with a $10,000,000 minimum borrowing requirement (the “ABL Credit Facility”). The ABL Credit Facility is available on a revolving basis until May 5, 2026. Borrowing availability under the ABL Credit Facility is subject to a borrowing base determined by an amount of up to 90% of the ABL Borrowers’ eligible North American accounts receivable less certain reserves. Borrowings under the ABL Credit Facility are secured by a first-priority lien on all of the working capital assets of the ABL Borrowers and the ABL Guarantors and a second-priority lien on all other assets of Old Invacare and its subsidiaries and the equity of Old Invacare and Invacare International Holdings Corp. issued to the Company. Proceeds from the initial borrowings under the ABL Credit Facility were used to repay existing indebtedness and transaction expenses.
Interest will accrue on borrowings under the ABL Credit Facility at the 30-day SOFR rate, plus a margin of 5.0%, with a minimum SOFR rate of 2.0%. The ABL Credit Facility also is subject to certain annual, quarterly and monthly fees payable by the ABL Borrowers, and fees and make-whole payments for any prepayment and early termination of the facility.
The Loan and Security Agreement contains customary terms and covenants and negative covenants, subject to a number of important exceptions and qualifications, such as covenants relating to: a springing minimum fixed charge coverage ratio, minimum unrestricted cash and liquidity, limitations on indebtedness, liens, fundamental changes, asset sales, investments and other matters customarily restricted in such agreements. The Loan and Security Agreement also contains customary events of default, after which the revolving loan may be due and payable immediately, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, judgments against the Company and its subsidiaries, change in control and lien priority.
The foregoing description of the Loan and Security Agreement is qualified in its entirety by reference to the Loan and Security Agreement, which is filed as Exhibits 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Indentures and New Notes
On May 5, 2023, in connection with the emergence from the Chapter 11 Cases, the Company issued (i) $25,739,000 in aggregate principal amount of the Company’s new 7.50% Convertible Senior Secured Notes due 2028, Tranche I (the “Tranche I Notes”), issued pursuant to that certain indenture, dated as of May 5, 2023 (the “Tranche I Indenture”), by and among the Company, the guarantors party thereto, and GLAS Company LLC, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Collateral Agent”), (ii) $20,736,000 in aggregate principal amount of the Company’s new 7.50% Convertible Senior Secured Notes due 2028, Tranche II (the “Tranche II Notes” and, together with the Tranche I Notes, the “New Notes”), issued pursuant to that certain indenture, dated as of May 5, 2023 (the “Tranche II Indenture” and, together with the Tranche I Indenture, the “Indentures”), by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent.

The New Notes are initially guaranteed by certain subsidiaries of the Company in the United States, United Kingdom, Canada, France, the Netherlands and Luxembourg pursuant to separate guarantees (each, a “Guarantee”), and are secured on a pari passu basis by the same collateral that secures the Highbridge Loan Agreement.
Interest on the New Notes will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, beginning on November 1, 2023, at a rate of 7.50% per year. The New Notes will mature on May 1, 2028, unless earlier converted, redeemed or repurchased in accordance with their terms. Holders of the New Notes have the right, at their option, at any time prior to the close of business on the second business day immediately preceding May 1, 2028 (the maturity date), to convert any New Notes or portion thereof that is $1,000 or an integral multiple thereof, subject to certain conditions, into Common Stock (subject to, and in accordance with, the settlement provisions set forth in the applicable Indenture). The initial conversion rate for the New Notes is 581.3953 Common Stock (subject to adjustment as provided for in the applicable Indenture) per $1,000 principal amount of the New Notes, which is equal to an initial conversion price of $1.72 per share. In addition, following certain corporate events as described in the Indentures that occur prior to the maturity date of the New Notes or if the Company delivers a notice of redemption, the Company will pay a make-whole premium by increasing the conversion rate for a holder who elects to convert its New Notes in connection with such a corporate event or notice of redemption, as the case may be, in certain circumstances, subject to adjustment as provided for and in accordance with the Indentures.
The Company may not redeem the New Notes prior to the maturity date. No sinking fund is provided for the New Notes.
If the Company undergoes a Fundamental Change (as defined in the Indenture), prior to the maturity date of the New Notes, holders of the New Notes will, subject to specified conditions, have the right, at their option, to require the Company to repurchase for cash all or a portion of their New Notes at a repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus any accrued and unpaid interest to, but not including, the applicable fundamental change repurchase date.
The Indentures provide for customary events of default. In the case of an event of default with respect to the New Notes arising from specified events of bankruptcy or insolvency, all outstanding New Notes will become due and payable immediately without further action or notice. If any other event of default with respect to the New Notes under the Indentures occur or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding New Notes may declare the principal amount of the New Notes to be immediately due and payable.
In addition, if, and for so long as, the restrictive legend on any sub-tranche of the New Notes has not been removed, any sub-tranche of the New Notes are assigned a restricted CUSIP number or any sub-tranche of the New Notes are not otherwise freely tradable under Rule 144 by holders other than the Company’s affiliates or holders that were affiliates at any time during the three months preceding (without restrictions pursuant to U.S. securities laws or the terms of the Indentures or the New Notes) as of the 380th day after the date of original issuance of such sub-tranche of the New Notes, the Company will pay additional interest at a rate of 0.50% on the New Notes during the period in which the New Notes remain so restricted.
The foregoing description of the Indentures, the New Notes and the Guarantees is qualified in its entirety by reference to each of the Indentures, form of Notes and form of Guarantees, which are filed as Exhibits 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Registration Rights Agreement
On May 5, 2023, in connection with the emergence from the Chapter 11 Cases, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain holders of the Common Stock, the Convertible Preferred Stock (as defined in Item 5.03 below) and New Notes. Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission, within 30 days of the Effective Date, a registration statement covering the resale of the shares of Common Stock or Convertible Preferred Stock, beneficially owned by the holders party thereto, including shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and New Notes, and to seek to have such registration statement declared effective as soon as reasonably practicable thereafter. The Registration Rights Agreement also provides for certain demand rights for underwritten offerings and other customary terms, including piggyback rights, conditions and other provisions.
The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 4.7 to this Current Report on Form 8-K and incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
Cancellation of Certain Prepetition Obligations
Pursuant to the terms of the Plan, on the Effective Date, the obligations of Old Invacare and the other Debtors under the following agreements were cancelled:
•Debtor-in-Possession Revolving Credit and Security Agreement, dated as of February 2, 2023, by and between Old Invacare, PNC Bank, National Association, as lender and agent, the other lenders party thereto, the other borrowers party thereto and the guarantors party thereto.
•Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of February 2, 2023, among Old Invacare, the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent, and GLAS Trust Corporation Limited, as collateral agent.
•Indenture, dated as of November 19, 2019, by and between Old Invacare and Wells Fargo Bank, National Association, as trustee, and the $72,909,000 aggregate outstanding principal amount of Old Invacare’s 5.00% Convertible Senior Exchange Notes due 2024 issued thereunder, plus certain accrued and unpaid interest.
•Indenture, dated as of June 4, 2020, by and between Old Invacare and Wells Fargo Bank, National Association, as trustee, and the $68,875,000 aggregate outstanding principal amount of Old Invacare’s 5.00% Series II Convertible Senior Exchange Notes due 2024 issued thereunder, plus certain accrued and unpaid accretion and interest.
•Indenture, dated as of March 16, 2021, by and between Old Invacare and Wells Fargo Bank, National Association, as trustee, and the $69,700,000 aggregate outstanding principal amount of Old Invacare’s 4.25% Convertible Senior Notes due 2026 issued thereunder, plus certain accrued and unpaid interest.
•Indenture, dated as of July 26, 2022, by and among Old Invacare, the guarantors party thereto, Computershare Trust Company, N.A., as trustee, and GLAS Corporation Limited, as notes collateral agent, and the $20,739,000 aggregate outstanding principal amount of Old Invacare’s 5.68% Convertible Senior Secured Notes due 2026, Tranche I issued thereunder, plus certain accrued and unpaid interest.
•Indenture, dated as of July 26, 2022, by and among Old Invacare, the guarantors party thereto, Computershare Trust Company, N.A., as trustee, and GLAS Corporation Limited, as notes collateral agent, and the $20,736,000 aggregate outstanding principal amount of Old Invacare’s 5.68% Convertible Senior Secured Notes due 2026, Tranche II issued thereunder, plus certain accrued and unpaid interest.
Cancellation of Prior Equity Securities
In accordance with the Plan, on the Effective Date, all equity securities in Old Invacare outstanding prior to the Effective Date, including Old Invacare’s common shares without par value (the “Old Common Stock”), were canceled, released and extinguished, and are of no further force or effect without any need for a holder of Old Common Stock to take further action with respect thereto.

Furthermore, all of Old Invacare’s equity award agreements under any incentive plan, and the awards granted pursuant thereto, were extinguished, canceled, and discharged and have no further force or effect.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 3.02.    Unregistered Sales of Equity Securities.
The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Indentures and New Notes” and under 5.03 of this Current Report on Form 8-K under the heading “Series A Convertible Preferred Stock” is incorporated herein by reference.
As previously disclosed, pursuant to the First Amended and Restated Backstop Commitment Agreement dated as of March 29, 2023 (the “Backstop Commitment Agreement”), certain holders of Unsecured Notes Claims (the “Backstop Parties”) agreed to purchase from the Company any New Convertible Preferred Equity not sold during the Rights Offering. Capitalized terms not otherwise defined in the preceding sentence have the meanings ascribed to them in the Plan.
In discharge of its obligations under the Backstop Commitment Agreement, on the Effective Date the Company issued to the Backstop Parties 6,973,654 shares of Common Stock as backstop fee.
In addition, on the Effective Date, in connection with the emergence from the Chapter 11 Cases, the Company issued 9,999,980 shares of Common Stock and 6,750,011 shares of Convertible Preferred Stock. Further, the Company issued (i) $25,739,000 in aggregate principal amount of Tranche I Notes and (ii) $20,736,000 in aggregate principal amount of Tranche II Notes.
The Convertible Preferred Stock and the New Notes will be convertible, subject to certain conditions, into Common Stock. None of the shares of Common Stock, Preferred Stock, New Notes or the underlying Common Stock, as applicable, have been registered under the Securities Act or may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The issuance of the shares of Common Stock, Preferred Stock, New Notes, the related Guarantees, and the shares of Common Stock underlying the Preferred Stock and the New Notes were issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 1145 of the Bankruptcy Code and Section 4(a)(2) and Section 3(a)(9) under the Securities Act, as applicable.
Item 3.03.    Material Modification to Rights of Security Holders.
The information contained in the Explanatory Note, Item 1.02 above under the subheading “Cancellation of Prior Equity Securities” and Item 5.03 below is incorporated by reference into this Item 3.03.
Item 5.01.    Changes in Control of Registrant.
The information set forth in the Explanatory Note and Item 5.02 under the subheading "Board of Directors" is incorporated by reference in this Item 5.01.
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Board of Directors
On the Effective Date,

•Edward F. Crawford, Petra Danielsohn-Weil, Marc M. Gibeley, Michael J. Merriman Jr., Clifford D. Nastas and Aron I. Schwartz ceased to be members of Old Invacare’s board of directors, and
•Geoffrey P. Purtill and Steven H. Rosen, current members of Old Invacare’s board of directors, continued serving as members of the board of directors of the Company (the “Board”), together with the newly-appointed members, Marec. E. Edgar, Abraham T. Han, Peter J. Kuipers, Kimberly S. Lody, and Randel G. Owen.
Mr. Edgar has served since 2020 as the President & Chief Executive Officer of A.M. Castle & Co., a global metals distributor and value-added processing and supply chain solutions provider, headquartered in suburban Chicago, Illinois, with more than twenty branches around the world (“Castle”). Prior to 2020, Mr. Edgar held positions of increasing responsibility at Castle covering all aspects of its business, including Vice-President, General Counsel & Secretary (2014-2015), Executive Vice-President, General Counsel, Secretary, & Chief Administrative Officer (2015-2018), and President (2018-2020). Before it went private in 2020, Castle was traded on the New York Stock Exchange. Between 2004 and 2014, Mr. Edgar held positions of increasing responsibility in the legal department of Gardner Denver, Inc. (n/k/a Ingersoll Rand)(“Gardner Denver”), a global manufacturer of industrial pumps, compressors and blowers, culminating as the Assistant General Counsel & Chief Compliance Officer. During his tenure at Gardner Denver, the company was publicly traded on the NYSE and privately owned by private equity giant Kohlberg Kravis Roberts (“KKR”).
Mr. Han is Managing Director of GLC Advisors & Co., LLC, an independent financial advisory firm which he co-founded in 2009 (“GLC”). Mr. Han has served on Star Tribune’s official unsecured creditors committee in bankruptcy, PRC and Urigen’s Board of Directors, and as board observer of ADS Logistics and River’s Casino (Pittsburgh) and Fallbrook Technologies. Mr. Han currently serves on the Board of Trustees of Saddle River Day School. Prior to co-founding GLC, Mr. Han was a Principal at GLC Investment Advisors where he primarily focused on distressed investing. Mr. Han was also an Executive Director in UBS’ Restructuring and Leveraged Finance Groups. Prior to joining UBS, Mr. Han was the Steel Division Manager for Hyundai Corp. (USA). Mr. Han holds an MBA from Northwestern University and a BA degree from Rutgers University. He successfully completed the following FINRA Administered Qualification Examination: Series 7, 24, 63. Mr. Han held a gaming license with the State of Pennsylvania. In connection with the Chapter 11 Cases, GLC was retained to provide advisory services to the ad hoc committee of the Unsecured Noteholders. As remuneration for such services, Invacare paid to GLC monthly fees from December 2022 through April 2023, in the amount of $150,000 per month, and on the Effective Date, the Company paid to GLC approximately $2.2 million in Restructuring Expenses (as defined in the Plan).
Mr. Kuipers has served as Executive Vice President and Chief Financial Officer of Omnicell Inc., a global healthcare technology leader in medication management automation solutions and advanced services since August 2015. Mr. Kuipers also leads the global supply chain, information technology, international commercial, corporate development, and M&A teams of Omnicell. Prior to Omnicell, Mr. Kuipers served as Senior Vice President and Chief Financial Officer of Quantcast Corp., a global technology company that specializes in digital audience measurement and real-time advertising. From May 2013 to December 2014, Mr. Kuipers served as Executive Vice President and Chief Financial Officer of The Weather Company, a media and global technology leader operating The Weather Channel, weather.com, wunderground.com and its professional services division WSI. From September 2009 to April 2013, Mr. Kuipers served in various financial management positions, including Vice President, Finance for the Americas region, at Yahoo! Inc., a global internet technology company. Mr. Kuipers held financial leadership roles at Altera Corporation, General Electric Company, and Akzo Nobel N.V. He started his career with Ernst & Young and worked in both the Netherlands and Seattle, Washington. Mr. Kuipers received a master’s degree in Economics and Business Administration from Maastricht University and is a Chartered Accountant in the Netherlands. He has more than 25 years of financial leadership experience.

Ms. Lody has served since February 2022 as non-executive Director of Convatec Group, a $2 billion medical products and technologies company listed on the London Stock Exchange and based in Reading, Berkshire, England. Since February 2023, Ms. Lody has also served as non-executive Director of Ball Ventures, a privately held diversified investment and operating company based in Idaho Falls, Idaho. In addition, effective May 1, 2023, Ms. Lody serves as non-executive Director of Mozarc Medical, a newly formed company privately held by Medtronic (NYSE: MDT) and DaVita (NYSE: DVA). From May 2014 to January 2019, Ms. Lody served as a non-executive Director of Sonida Senior Living (“Sonida”), where she was the Chair of the Compensation Committee and served on the Nominating and Governance Committee. From January 2019 until her retirement in September 2022, Ms. Lody served as President and Chief Executive Officer of Sonida while continuing to serve as a director on the Audit, Nominating & Governance, and Compensation Committees of Sonida's board. Prior to joining Sonida, Ms. Lody was employed as President of GN Hearing North America, a subsidiary of GN Store Nord, a publicly held company listed on the Copenhagen Stock Exchange. Prior to GN Hearing, Ms. Lody served as VP Marketing and then President, US Chronic Care at Coloplast; as Chief Operating Officer of Senior Home Care, as Chief Marketing Officer of Gentiva Health Services, and as VP Managed Care Programs for Apria Healthcare. Ms. Lody received a Bachelor of Arts degree in Business with a minor in Political Science from Hiram College and a Master of Business Administration with concentration in finance from Wake Forest University.
Mr. Owen served from March 2018 to November 2022 as president and chief executive officer of Global Medical Response, an industry-leading air, ground, specialty and residential fire services and managed medical transportation organization. From July 1999 to March 2018, he served as president of ambulatory services, chief financial officer and executive vice president of Envision Healthcare Corporation, a publicly held healthcare company and national emergency services provider, and its predecessor companies including AMR and EmCare. He was appointed executive vice president and chief financial officer of AMR in March 2003. He joined EmCare in July 1999 and served as executive vice president and chief financial officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was vice president of Group Financial Operations for PhyCor, Inc. from 1995 to 1999. Since 2009, Mr. Owen has served on the board of directors FirstCash Holdings, Inc. (Nasdaq: FCFS), a leading international operator of pawn stores and provider of technology-driven point-of-sale payment solutions, serving cash and credit-constrained consumers, and serves as chair of its nominating and corporate governance committee and as a member of its audit committee. Mr. Owen has more than 35 years of experience in the healthcare industry.
The Board of Directors of the Company will have (i) an Audit Committee, comprised of Mr. Kuipers, as Chair, and Messrs. Owen and Rosen as committee members and (ii) a Compensation, Nominating and Governance Committee, comprised of Ms. Lody, as Chair, and Messrs. Edgar and Han, as committee members. Mr. Rosen will serve as non-executive Chairman of the Board.
Board members will serve until the 2024 annual meeting of stockholders of the Company and until their successors have been duly elected and qualified (subject to earlier death, resignation, retirement, disqualification or removal).
Each non-executive Director, other than Mr. Rosen, will receive: (i) an annual retainer of $65,000, payable in cash on a quarterly basis, and (ii) an annual equity grant of restricted stock units in an amount of $115,000, the initial grant of which will be based on an emergence date enterprise value of $1.72 per share. Mr. Rosen, as non-executive Chair, will receive: (i) an annual retainer of $85,000, payable in cash on a quarterly basis, and (ii) an annual equity grant of restricted stock units in an amount of $150,000, the initial grant of which will be based on an emergence date enterprise value of $1.72 per share.
In connection with the transactions entered into on the Effective Date, Mr. Rosen will receive a warrant to acquire 2% of the Common Stock of the Company exercisable at an enterprise value of $285 million, vesting ratably over a 3-year period, or if sooner, upon the Company's attainment of an enterprise value of $400 million.

Pursuant to agreements entered into as of the Effective Date, Highbridge and five holders of Convertible Preferred Stock each are entitled to designate, from time to time, one observer to the Board. Such board observer rights, which are subject to the rights and restrictions in Section 3.18 of the Company's Bylaws and the applicable observer agreement, permit the observers' attendance at Board meetings and participation in discussions at such meetings, and provide for reimbursement for reasonable documented out-of-pocket expenses incurred by the observer in connection with attending meetings; provided, that, any individual's service as an observer is conditioned on such individual's execution of an agreement with the Company that preserves the confidentiality of Company information and Board discussions.
Indemnification Agreements
In accordance with the Plan, the Board approved a form of indemnification agreement (the “Indemnification Agreement”) to be entered into by members of the Board and certain of the Company’s executive officers. The Indemnification Agreement provides for, among other things, the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by indemnitees in various legal proceedings in which they may be involved by reason of their service as directors or officers, as applicable, as permitted by Delaware law, the Charter and the Bylaws (each as defined below). Each of the Company’s executive officers and directors has entered or will enter into an Indemnification Agreement.
The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement, which is filed as Exhibits 10.3 to this Current Report on Form 8-K and incorporated herein by reference.
Employment Agreements
On the Effective Date, the Company entered into employment agreements with each of Geoffrey P. Purtill, the Company’s President and Chief Executive Officer, Kathleen P. Leneghan, the Company’s Senior Vice President and Chief Financial Officer, Anthony C. LaPlaca, the Company’s Senior Vice President, General Counsel and Chief Administrative Officer (each, an “Employment Agreement”), to supersede each of Messrs. Purtill’s and LaPlaca’s and Ms. Leneghan’s existing employment agreements entered into with Old Invacare.
Pursuant to their respective Employment Agreement, each executive is entitled to the following base salaries: Mr. Purtill, $750,000, Ms. Leneghan, $484,100, and Mr. LaPlaca, $475,417. The Employment Agreements also provide that each executive is eligible to earn an annual bonus, with a target bonus opportunity of 100% of Mr. Purtill’s base salary and 75% of Mr. LaPlaca’s and Ms. Leneghan’s base salaries, respectively.
Each executive is entitled to receive severance payments and benefits upon a qualifying termination of his or her employment by the Company without Cause or by such executive for Good Reason (each, as defined in each executive’s Employment Agreement) consisting of the following: (i) payment of base salary in effect as of the termination date for a period of 12 months (the “Severance Period”), payable in accordance with the established payroll practices of the Company (the “Severance Amount”), (ii) any annual bonus earned but unpaid with respect to the Company’s fiscal year ending on or preceding the date of termination, (iii) a prorated annual bonus for the fiscal year in which the termination occurs, calculated based on target annual bonus and paid in lump sum on the first regularly scheduled payroll date following the 60th day after the date of termination, (iv) outplacement assistance services that are customarily provided by the Company to terminated senior management employees during the Severance Period, and (v) continuation of any health care plan coverage provided to such executive and his or her dependents and payment of premiums, at the Company’s expense, at the same level and cost to each executive as if the executive were an employee of the Company during the Severance Period (provided that such continued coverage will terminate in the event such executive obtains other employment that offers substantially comparable group health benefits) (the “COBRA Benefits”). In addition, Ms. Leneghan’s Employment Agreement provides that her employment with the Company will automatically terminate on the three-month anniversary of the date on which a new Chief Financial Officer commences employment with the Company, and, upon such termination of employment, Ms. Leneghan is entitled to receive the Severance Amount, the COBRA Benefits, the average of the annual bonuses earned by Ms. Leneghan’s with respect to the three fiscal years immediately preceding the fiscal year of the Effective Date (the “Prior Bonus Amount”), an amount equal to the product of Ms. Leneghan’s base salary and the higher of her target annual bonus percentage in effect during the fiscal year immediately preceding the fiscal year of the Effective Date or the target annual bonus percentage in effect during the fiscal year in which such termination occurs, prorated based on the number of days Ms. Leneghan is employed by the Company during the fiscal year in which such termination occurs (the “Prorated Bonus Amount”), and Ms. Leneghan’s employment is treated as a qualifying termination for purposes of the retention bonus agreement that she entered into with Old Invacare on January 26, 2023. Any severance benefits or payments payable to an executive under his or her respective Employment Agreement, other than the accrued but unpaid annual bonus, are subject to his or her execution and non-revocation of a release of claims in favor of the Company.
Mr. Purtill’s employment agreement provides that Mr. Purtill will relocate to Elyria, Ohio as soon as reasonably practicable following the Effective Date, and, in connection with such relocation, Mr. Purtill will be entitled to relocation payments and benefits (including a tax gross-up for any reimbursement amount that is taxable to him). In addition, to the extent Mr. Purtill is required to pay income taxes in any jurisdiction other than the United States, Mr. Purtill is entitled to receive an amount equal to the excess that he is required to pay under the applicable non-U.S. tax laws, over what he would have paid on such amounts if they were treated solely as U.S. income (including a tax gross-up for any payment amount that is taxable to him).
The foregoing descriptions of the material terms of the Employment Agreements are not complete and are qualified in their entirety by reference to the full text of the Employment Agreements attached hereto as Exhibits 10.6 through 10.8.
Severance Agreements
On the Effective Date, the Company entered into an amended and restated change of control severance agreement with each of Messrs. Purtill and LaPlaca (each, a “Severance Agreement”), to supersede each of their existing severance agreements entered into with Old Invacare.
Pursuant to their respective Severance Agreement, each executive is entitled to receive severance benefits upon a qualifying termination of employment by the Company without Cause or by such executive for Good Reason (each, as defined in each executive’s Severance Agreement) that occurs within two years following the occurrence of a Change of Control (as defined in each executive’s Severance Agreement) or the Effective Date, or, if such qualifying termination of employment is effected within six months before a Change of Control and primarily in contemplation of a Change of Control (each, a “qualifying termination”). Upon such termination of employment, Mr. Purtill is entitled to receive (i) a lump sum amount equal to two times his base salary and the Prior Bonus Amount, (ii) a lump sum amount equal to his Prorated Bonus Amount, (iii) a lump sum amount equal to 24 times the monthly COBRA premium rate, (iv) accelerated vesting of any rights under the Company’s deferred compensation plus plan (or related successor plan or plans), and (v) accelerated vesting of outstanding equity awards, and Mr. LaPlaca is entitled to receive (i) a lump sum amount equal to the sum of his base salary and an amount equal to his base salary multiplied by the higher of the target bonus percentage in effect during the fiscal year immediately preceding the Effective Date or the fiscal year in which the Change of Control occurs, or the target bonus percentage in effect during the fiscal year in which the Effective Date or the Change of Control occurs (the “Target Bonus”), (ii) a lump sum equal to two times the highest amount of total contributions made by the Company or its affiliates to the Company’s retirement savings plan (or related successor plan or plans), (iii) a lump sum amount equal to two times the higher amount of the employer contributions credited to the Company’s deferred compensation plus plan (or related successor plan or plans), (iv) a lump sum amount equal to the sum of the contributions and credited interest that were scheduled to be added to Mr. LaPlaca’s account under the Company’s cash balance supplemental executive retirement plan (or related successor plan or plans), during the two year period immediately following the termination date if Mr. LaPlaca had continued in the employ with the Company through the second anniversary of the termination date, (v) continued coverage under the Company’s health, life, and disability insurance programs through the second anniversary of the termination date, and (vi) accelerated vesting of outstanding equity awards. In addition, if Mr. LaPlaca continues to be employed by the Company on the second anniversary of the Effective Date or Mr. LaPlaca incurs a qualifying termination, within two years after the Effective Date, then in addition to the benefits described above, Mr. LaPlaca is entitled to the sum of his base salary plus the Target Bonus.
Any severance benefits or payments payable to Messrs. Purtill or LaPlaca under their respective Severance Agreement are subject to each executive's execution and non-revocation of a release of claims in favor of the Company.
The foregoing descriptions of the material terms of the Severance Agreements are not complete and are qualified in their entirety by reference to the full text of the Employment Agreements attached hereto as Exhibits 10.9 and 10.10.
Incentive Plan
In accordance with the Plan, the Management Incentive Plan (the “Incentive Plan”) was approved and adopted by the Board and became effective as of the Effective Date. The Incentive Plan is intended to, among other things, attract and retain key employees of the Company and its affiliates and to advance the interests of the Company and its stockholders. The Incentive Plan permits awards to be made to employees of the Company or its affiliates, or any individual to whom the Company or its affiliate has extended a formal offer of employment (as long as the grant does not become effective until such individual commences employment) (the “Eligible Employees”).
Unless the Board otherwise appoints a committee of Board members to administer the terms of the Incentive Plan, the Board will administer the Incentive Plan, and, in coordination with any recommendations of Eligible Employees to be selected for participation in the Plan as may be provided by the Company's chief executive officer, may select any Eligible Employees as participants in the Plan (“Participants”). The Incentive Plan generally provides for the following types of awards: Stock Options (“Options”) and Restricted Stock Units (“RSUs”).
The aggregate number of shares of Common Stock reserved for issuance pursuant to the Incentive Plan is 16,180,905 (the “Total Pool”), representing 10.7% of the outstanding Common Stock of the Company as of the Effective Date, on a fully diluted basis, plus shares that may again become available for delivery with respect to awards under the Incentive Plan pursuant to share recycling in the event any award is forfeited. Of the Total Pool, 65% will be subject to issuance as Options, and 35% will be subject to issuance as RSUs. All Options may be issued as either incentive stock options or nonqualified stock options.
Awards can be made under the Incentive Plan for a period of ten years beginning on the Effective Date, subject to the Board’s ability to amend, alter, suspend, discontinue, or terminate the Incentive Plan or any portion thereof at any time. All awards will be subject to the terms of a corresponding Award Agreement outlining the specific terms and conditions applicable to each Participant's award.
The foregoing description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, which is filed as Exhibits 10.4 to this Current Report on Form 8-K and incorporated herein by reference.
Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Pursuant to the Plan, the Company amended and restated its certificate of incorporation (the “Charter”) and bylaws (the “Bylaws”), each of which became effective on the Effective Date.
Description of Capital Stock

Authorized Capital
The Charter authorizes the Company to issue up to 500 million shares of Common Stock and up to 20 million shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
Common Stock
Voting Rights
Subject to any voting rights granted to Preferred Stock that may be outstanding from time to time, each share of the Common Stock is entitled to one vote per share on each matter submitted to a vote of the Company’s stockholders. The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote, and present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders. The holders of a plurality of the shares of Common Stock entitled to vote and present in person or represented by proxy at any meeting at which a quorum is present called for the purpose of electing directors will be entitled to elect the directors of the Company. The Charter and Bylaws do not provide for cumulative voting.
Dividend Rights
Subject to the preferences applicable to any Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Preemptive Rights
No holder of Common Stock has any preemptive right to subscribe for any shares of the Company’s capital stock issuable in the future.
Sinking Fund Provisions
There are no sinking fund provisions applicable to the Common Stock.
Liquidation Rights
Subject to applicable law and the rights, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of Preferred Stock having a preference over or the right to participate with the Common Stock as to distributions upon liquidation, dissolution or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such stockholder.
Preferred Stock
The Charter provides that the Board may, by resolution, establish one or more classes or series of Preferred Stock having the number of shares and voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof as may be fixed by them without further stockholder approval. The holders of any such Preferred Stock may be entitled to preferences over holders of Common Stock with respect to dividends, or upon a liquidation, dissolution, or the Company’s winding up, in such amounts as are established by the resolutions of the Board approving the issuance of such shares.
Anti-Takeover Provisions
Authorized but Unissued Capital Stock
The Board may increase or decrease the authorized number of shares within each established series of Preferred Stock pursuant to the General Corporation Law of the State of Delaware; provided, however, that the Board may not decrease the number of shares within a series to less than the number of shares within such series that are then issued, and that the terms of a particular series of Preferred Stock may grant voting rights to the holders thereof regarding these matters.
Stockholder Action
The Charter provides that, except as otherwise required by applicable law, special meetings of the stockholders shall be called by the Secretary of the Company, or such other officer or director of the Company as may be designated by the Board, stating the purpose or purposes therefor, if requested by either (a) a resolution adopted by not less than the majority of the whole Board or (b) the written request of the holder or holders of shares satisfying the ownership requirements as set forth in the Charter. The business conducted at any special meeting shall be confined to the purpose or purposes described in the notice thereof.
The Bylaws also include advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the outstanding voting securities.
Series A Convertible Preferred Stock
On the Effective Date, the Company issued 6.75 million shares of its 9.00% Series A Convertible Participating Preferred Stock (the “Convertible Preferred Stock”). In connection with the issuance of the Convertible Preferred Stock, the Company filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware on May 5, 2023 to establish the designations, powers, preferences and rights of the Convertible Preferred Stock and the qualifications, limitations and restrictions thereof, including the dividend rate, the redemption provisions, the amount payable with respect thereto in the event of the Company’s voluntary or involuntary liquidation, winding-up or dissolution, restrictions on the issuance of shares of the same series or of any other class or series, the terms and conditions of conversion of the Convertible Preferred Stock and the voting rights of the Convertible Preferred Stock. The Certificate of Designations became effective upon such filing.
The Certificate of Designations refers to the date when the Company’s obligations under the Loan and Security Agreement and the New Notes described in Item 1.01 above are discharged as the “Exit Indebtedness Termination Date.”
Each share of Convertible Preferred Stock has an initial liquidation preference of $25.00 which is subject to increases and other adjustments as described below and in the Certificate of Designations.
Dividends accrue on each share of Convertible Preferred Stock at an annual rate of 9.00% from the date of issuance. Prior to the Exit Indebtedness Termination Date, (i) no cash dividends may be declared or paid by the Company, and (ii) accrued dividends are added to the liquidation preference on March 15, June 15, September 15, and December 15 of each year (each, a “Dividend Payment Date”).
Following the Exit Indebtedness Termination Date, (i) the Company may, but is not required to, pay dividends in cash, (ii) dividends not paid in cash on a Dividend Payment Date will continue to be added to the liquidation preference as described above, (iii) subject to certain conditions, the Company may call for redemption all or some of the shares of Convertible Preferred Stock at the time outstanding, and (iv) upon the occurrence of certain events, the Company will be required to offer to redeem all of the shares of Convertible Preferred Stock that remain outstanding to the extent the Company has funds legally available for that purpose.
Subject to certain exceptions, so long as any share of Convertible Preferred Stock remains outstanding, no dividend or distributions will be declared or paid on shares of the Company’s Common Stock or any other class or series of stock ranking junior to the Convertible Preferred Stock.

At any time on or after the Free Convertibility Date, holders of shares of Convertible Preferred Stock shall have the option to convert all or a portion of shares of Convertible Preferred Stock into shares of Common Stock at a conversion price of $1.72076211 per share, subject to certain adjustments as described in the Certificate of Designations. The Free Convertible Date means the earlier to occur of November 6, 2023 and the occurrence of certain liquidation, dissolution or mandatory redemption events.
Unless converted or redeemed in accordance with the terms of the Certificate of Designations, each share of the Convertible Preferred Stock will remain outstanding and continue to accrue dividends in perpetuity.
Except as otherwise provided in Delaware law, the Company’s certificate of incorporation or the Certificate of Designations, Holders of shares of Convertible Preferred Stock are entitled to vote, together with the holders of Common Stock, on all matters subject to a vote of the holders of Common Stock, with each share of Convertible Preferred Stock carrying a number of votes equal to the number of shares of Common Stock into which such share could have been converted on the record date or such vote. In addition, holders of Convertible Preferred Stock are entitled to vote as a separate class on certain matters, including the creation or authorization of capital stock in parity with, or senior to, the Convertible Preferred Stock, the dissolution of the Company, and certain corporate dispositions or reorganizations.
Upon the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Convertible Preferred Stock will be entitled to receive the liquidation preference per share of Convertible Preferred Stock at the time in effect, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of the Company’s assets legally available for distribution to its stockholders after satisfaction of debt and other liabilities owed to the Company’s creditors and holders of shares of its stock ranking senior to the Convertible Preferred Stock and before any payment or distribution is made to holders of any stock ranking junior to the Convertible Preferred Stock (including the Common Stock).
The foregoing description of the terms of the Convertible Preferred Stock and the Certificate of Designations is qualified in its entirety by reference to the Certificate of Designations which is included as Exhibit 3.3 to this Current Report on Form 8-K and is hereby incorporated by reference.
The foregoing description of the Charter, Bylaws and Certificate of Designations is qualified in their entirety by reference to the Charter, Bylaws and Certificate of Designations, which are filed as Exhibits 3.1, 3.2 and 3.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Transfer Agent and Registrar
The transfer agent for the Common Stock is American Stock Transfer & Trust Company, LLC.
Item 8.01.    Other Events.
On May 5, 2023, the Company issued a press release announcing the effectiveness of the Plan, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Order Confirming the First Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 2.1 to Old Invacare’s Current Report on Form 8-K filed with the SEC on May 2, 2023).
3.1	Amended and Restated Certificate of Incorporation of Invacare Holdings Corporation.
3.2	Amended and Restated Bylaws of Invacare Holdings Corporation.
3.3	Certificate of Designations of 9.00% Series A Convertible Participating Preferred Stock of Invacare Holdings Corporation.
4.1	Indenture, dated as of May 5, 2023, by and between Invacare Holdings Corporation, the guarantors party thereto and GLAS Trust Company LLC, as trustee notes collateral agent.
4.2	Form of 7.50% Convertible Senior Secured Notes due 2028, Tranche I (included in Exhibit 4.1 hereto).
4.3	Form of Guarantee (included as Exhibit C to the Indenture filed as Exhibit 4.1 hereto).
4.4	Indenture, dated as of May 5, 2023, by and between Invacare Holdings Corporation, the guarantors party thereto and GLAS Trust Company LLC, as trustee notes collateral agent.
4.5	Form of 7.50% Convertible Senior Secured Notes due 2028, Tranche II (included in Exhibit 4.4 hereto).
4.6	Form of Guarantee (included as Exhibit C to the Indenture filed as Exhibit 4.4 hereto).
4.7	Registration Rights Agreement, dated as of May 5, 2023, by and among Invacare Holdings Corporation and the parties party thereto.
10.1	Amended and Restated Credit Agreement, dated as of May 5, 2023, among Invacare Holdings Corporation, Invacare Corporation, the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent, and GLAS Trust Company LLC, as collateral agent.
10.2	Loan and Security Agreement, dated as of May 5, 2023, among Invacare Holdings Corporation, as parent, Invacare Corporation, Freedom Designs, Inc., Medbloc, Inc., Invacare Canada L.P., Motion Concepts, L.P., Perpetual Motion Enterprises Limited, as borrowers, the guarantors party thereto, the several financial institutions party thereto as lenders, and White Oak Commercial Finance, LLC, as administrative agent and collateral agent.
10.3	Form of Indemnification Agreement.
10.4	Management Incentive Plan.
10.5	Director Compensation Schedule.
10.6	Employment Agreement, dated as of May 5, 2023, by and between Invacare Holdings Corporation and Geoffrey P. Purtill.
10.7	Employment Agreement, dated as of May 5, 2023, by and between Invacare Holdings Corporation and Kathleen P. Leneghan.
10.8	Employment Agreement, dated as of May 5, 2023, by and between Invacare Holdings Corporation and Anthony LaPlaca.
10.9	Amended and Restated Change of Control Severance Agreement, dated as of May 5, 2023, by and between Invacare Holdings Corporation and Geoffrey P. Purtill.

10.10	Amended and Restated Change of Control Severance Agreement, dated as of May 5, 2023, by and between Invacare Holdings Corporation and Anthony LaPlaca.
99.1	Press release, dated May 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVACARE HOLDINGS CORPORATION
(Registrant)

Date: May 8, 2023	By:	/s/ Anthony C. LaPlaca
	Name:	Anthony C. LaPlaca
	Title:	Senior Vice President, General Counsel,
Chief Administrative Officer and Secretary